LAKESIDE SERENITY RESORTS INC. Form 1-A - Offering Circular (Amendment No. 1) Dated: March 11, 2026 ITEM 1. COVER PAGE Lakeside Serenity Resorts Inc. 11,000,000 Shares of Class A Common Stock Offering Price: $0.10 per Share THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. The Company is a "development stage company" as defined in Rule 405. Our primary asset is real estate located at 340 Route 94, Fredon Township, NJ 07860, valued at $938,839.84, along with $20,380.68 in cash and cash equivalents. This offering is being conducted on a "best efforts" basis directly by our management. Price to Public Underwriting Discount Proceeds to Company Per Share $0.10 $0.00 $0.10 Total Maximum $1,100,000 $0.00 $1,100,000 ITEM 2. TABLE OF CONTENTS Offering Circular Summary Risk Factors Dilution Plan of Distribution Use of Proceeds Description of Business Description of Property Management's Discussion and Analysis (MD&A) Directors and Executive Officers Executive Compensation Security Ownership of Management Interest of Management in Certain Transactions Description of Securities Financial Statements Index to Exhibits ITEM 3. SUMMARY AND RISK FACTORS Business Overview Lakeside Serenity Resorts Inc. was incorporated in the State of New Jersey on May 21, 2025. We are a development-stage company formed to establish a premier lake-centered wellness and culinary resort. Risk Factors No Operating History: We have generated no revenue to date. Property Dependence: Our operations are 100% dependent on the 340 Route 94 property. Concentrated Control: Following this offering, our founder will hold 45% of the voting power. Going Concern: Our auditors have expressed substantial doubt about our ability to continue as a going concern due to lack of revenue. ITEM 4. DILUTION Net Tangible Book Value (March 11, 2026): $959,220.52, or $0.106 per share. Pro forma Net Tangible Book Value: $2,059,220.52, or $0.103 per share. Immediate Dilution to New Investors: $0.003 per share. ITEM 5. PLAN OF DISTRIBUTION The Company is offering the shares on a "best efforts" basis directly through its CEO, Xiaowei Jin. No commissions or finders' fees will be paid. ITEM 6. USE OF PROCEEDS Priority Description Amount % 1 Legal, Accounting, and SEC Compliance $25,000 2.3% 2 Site Preparation and Permitting $150,000 13.6% 3 Structural Renovation of Main Facility $450,000 40.9% 4 Interior Design and Wellness Equipment $200,000 18.2% 5 Marketing, Branding, and Pre-launch PR $125,000 11.4% 6 Working Capital and Contingency Reserve $150,000 13.6% Total $1,100,000 100% ITEM 7. DESCRIPTION OF BUSINESS We target the wellness retreat market in the NJ/NY metropolitan area. Our plan includes converting existing structures into a luxury boutique hotel and holistic spa within 90 days of closing this offering. ITEM 8. DESCRIPTION OF PROPERTY Property: 340 Route 94, Fredon Township, NJ 07860. Valuation: Contributed by founder at $938,839.84. Acreage: 5.5 acres. Improvements: One main structure and two outbuildings. Owned free and clear. ITEM 9. MD&A As of March 11, 2026, we have $20,380.68 in cash. This is sufficient for administrative expenses for approximately 4 months. We are dependent on this offering to begin renovations. ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS Name: Xiaowei Jin Position: CEO, CFO, and Director Since: 2025 Xiaowei Jin is the founder and is responsible for the overall strategy and financial management of the Company. ITEM 12. INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS On May 21, 2025, 9,000,000 shares were issued to founder Xiaowei Jin for the contribution of the 340 Route 94 property valued at $938,839.84. ITEM 13. DESCRIPTION OF SECURITIES Authorized: 20,000,000 shares Class A Common Stock. Par Value: $0.00001 per share. Voting: One vote per share. ITEM 14. FINANCIAL STATEMENTS (Unaudited) Total Assets: $959,220.52 Total Liabilities: $0.00 Stockholders' Equity: $959,220.52 ITEM 15. INDEX TO EXHIBITS 2.1: Certificate of Incorporation 4.1: Subscription Agreement 12.1: Opinion of Counsel (to be filed by amendment) SIGNATURES Pursuant to Regulation A, the issuer certifies that this Offering Statement has been executed on its behalf by the undersigned. By: /s/ Xiaowei Jin Name: Xiaowei Jin Title: CEO & CFO Date: March 11, 2026